AMENDMENT
TO
EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is made and entered into as of June 6, 2011, by and between Measurement Specialties, Inc., a New Jersey corporation (the “Employer”) and Mark Thomson (the “Executive”).

WHEREAS, the parties desire to amend the Employment Agreement dated March 13, 2007 (the “Employment Agreement”), to modify the severance provisions.

NOW, THEREFORE, the Employer and the Executive, each intending to be legally bound hereby, do mutually covenant and agree as follows:

1.           Sections 4(c)(1), (2), and (3) of the Employment Agreement are amended and restated to read as follows (revisions are italicized):

(c) By the Executive for Good Reason; by the Employer Other than for Cause.

(1) The Executive may terminate, without liability, his employment for “Good Reason” (as defined below) upon advance written notice of thirty (30) days to the Employer. The Employer may terminate the Executive “Other than for Cause” (as defined below) upon advance written notice of thirty (30) days to the Executive. Upon a termination of Executive’s employment Other than for Cause or for Good Reason, Executive shall be entitled to receive from the Employer the following sums, each payable within the time frame set forth herein: (i) in a lump sum the amount of Executive’s Salary accrued through the date of termination and unpaid, together with the amount of any accrued but unpaid Annual Bonus earned in the prior completed fiscal year (disregarding any requirement that Executive be employed on the date of payment of the bonus), to be paid within twenty (20) business days after the date of termination, and in a lump sum a pro-rata portion of the accrued Annual Bonus for the fiscal year of termination, the amount of which will be the amount determined by the Board of Directors of the Employer based on actual performance, multiplied by a fraction, the numerator of which is the number of days during the fiscal year of Executive’s termination before the date of termination, and the denominator of which is three hundred sixty-five (365), to be paid as soon as practicable after determination of the Annual Bonus consistent with the Employer’s normal bonus determination practices but not later than the 15 th  day of the third month following the end of the Employer’s fiscal year to which the bonus relates, (ii) subject to Section 4(c)(2), an additional amount equal to 100% of Executive’s Annual Salary as in effect at the date of termination, to be paid in equal installments over the course of one year following the date of termination in accordance with the Employer’s payroll practices then in effect, beginning within 30 days after the date of termination, (iii) the amount of any outstanding business expenses that were incurred by Executive prior to the date of termination but not reimbursed as of such date, to be paid in a lump sum within twenty (20) business days after the date of termination, and (v) a lump sum payment for accrued but unused vacation to be paid within twenty (20) business days after the date of termination. Thereafter, except as specifically excluded from the Release (as hereinafter defined), the Employer’s obligations hereunder shall terminate.

(2) The payments and benefits provided for in Section 4(c)(1)(ii) are contingent on (x) the receipt by the Employer of a release (the “Release”) executed by the Executive in the form attached as Exhibit A  (which is to be executed and delivered by the Executive following Executive’s termination), and (y) the lapse of the seven day revocation period set forth in the Release without receipt by the Employer of a notice of revocation. The Executive acknowledges that to the extent the Employer does not receive a Release in the form attached as Exhibit A executed by Executive on or within twenty-one (21) days after Executive’s termination or if the Release is revoked by the Executive during the seven day revocation period, the Executive shall not be entitled to the payments and benefits provided for in Section 4(c)(1)(ii). The Executive acknowledges and agrees that, to the extent he delivers the Release and accepts the payments and benefits provided for in Section 4(c)(1)(ii), the payments and benefits provided for in Section 4(c)(1)(ii) of this Agreement are the sole and exclusive remedies of the Executive against the Employer and its affiliates if the employment of the Executive is terminated pursuant to this Section 4(c); provided , however, that the Executive shall retain all of the claims excluded in the Release.  To the extent necessary to comply with Section 409A of the Code, if the period during which the Executive has discretion to execute or revoke the Release straddles two taxable years of the Executive, then the Employer shall make the severance payments starting in the second of such taxable years, regardless of which taxable year the Executive actually delivers the executed Release to the Employer.

(3) Upon a termination of Executive’s employment Other than for Cause or for Good Reason, a pro rata portion of the annual installment of the Option otherwise vesting during the 12 month period beginning on the Executive’s date of termination shall be deemed to have vested as of the date of termination.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

MEASUREMENT SPECIALTIES, INC.

/s/ Mark Thomson
By:  Mark Thomson